Exhibit 4.3

AMENDMENT NO. 1 TO
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Investor Rights Agreement (this “Amendment”) is entered into as of December 4, 2018 by the undersigned parties to that certain Amended and Restated Investor Rights Agreement, dated as of March 10, 2015 (the “Rights Agreement”), by and among Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”) and the Investors. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

RECITALS

A.WHEREAS, the Company’s Board of Directors has determined it is in the best interests of the Company and its stockholders to amend certain provisions in the Rights Agreement with respect to registration rights

B.WHEREAS, Section 6.6 of the Rights Agreement provides that any provision of the Rights Agreement may be amended with the written consent of the Company and the Investors holding at least 62% of voting power of all Registrable Securities then held by all Investors (the “Requisite Holders”)

C.WHEREAS, the undersigned Investors, who collectively constitute the Requisite Holders, desire to amend the Rights Agreement all as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.Amendment to Section 3.14. Section 3.14 of the Rights Agreement is hereby amended and restated in its entirety to state the following:

“3.14Termination of Rights.  The rights of any particular Holder under this Section 3 hereof shall terminate as to any Holder on the earliest of (a) April 12, 2021, (b) the date on which such Holder ceases to hold Registrable Securities, and (c) such time as all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under Rule 144 or any successor rule.”

2.Full Force and Effect. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

3.Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within the State Delaware.

4.Counterparts.  This Amendment may be executed in counterparts, delivered by facsimile or portable document format (.pdf or similar format), each of which will constitute an original and all of which together will constitute one agreement.

The parties are signing this Amendment as of the date stated in the introductory clause.

COMPANY: AEGLEA BIOTHERAPEUTICS, INC. By: /s/ Charles N. York II Charles N. York II Chief Financial Officer Address:901 S. MoPac Expressway Barton Oaks Plaza One Suite 250 Austin, TX 78746

SIGNATURE PAGE TO IRA AMENDMENT

The parties are signing this Amendment as of the date stated in the introductory clause.

LILLY VENTURES FUND I LLC

By: /s/ S. Edward Torres

Name: S. Edward Torres

Title: Managing Director

Date: December 4, 2018

SIGNATURE PAGE TO IRA AMENDMENT

The parties are signing this Amendment as of the date stated in the introductory clause.

INVESTOR:

NOVARTIS BIOVENTURES LTD.

By: /s/ Bart Dzikowski

Name: Bart Dzikowski

Title: Secretary of the Board

Date: March 21, 2018

By: /s/ Florian Muellershausen

Name: Florian Muellershausen

Title: Authorized Signatory

Date: March 21, 2018

SIGNATURE PAGE TO IRA AMENDMENT

The parties are signing this Amendment as of the date stated in the introductory clause.

  INVESTOR:

JENNISON GLOBAL HEALTHCARE MASTER FUND, LTD.

By:	Jennison Associates LLC, its Investment Manager

By: /s/ David Chan

Name: David Chan

Title: Managing Director

Date: March 22, 2018

SIGNATURE PAGE TO IRA AMENDMENT